UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 19, 2010

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA	L4V 1R9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Nortel Networks Limited (NNL) is filing this amendment to its Current Report on Form 8-K originally filed by NNL on August 3, 2009 (Original Form 8-K) solely to amend the Original Form 8-K to correctly include under Item 8.01 the disclosure relating to the further amendment of its agreement with Export Development Canada (EDC) included under Item 1.01 in the Original Form 8-K. No other changes have been made to the Original Form 8-K.

Item 8.01	Other Information.

As previously announced in Nortel Network Corporation’s (NNC) January 14, 2009 press release and related Form 8-K filing, NNL entered into an agreement with EDC (Short-Term Support Agreement) to permit continued access by NNL to the support facility with EDC (EDC Support Facility), for an interim period to February 13, 2009, for up to $30 million of support based on its then-estimated requirements over the period. Through a series of amendments, this interim period was extended to July 30, 2009. On June 18, 2009, NNL and EDC entered into a further amendment to the Short-Term Support Agreement and a cash collateral agreement (Cash Collateral Agreement). Pursuant to the Short-Term Support Agreement, as amended, continued access by NNL to the EDC Support Facility is in the sole discretion of EDC. NNL has provided cash collateral of $6.5 million for all outstanding post-petition support in accordance with the terms of the Cash Collateral Agreement, and following the provision of such cash collateral, the charge that was previously granted by the Ontario Superior Court of Justice (Canadian Court) over certain assets in favor of EDC is no longer in force or effect. On July 28, 2009, NNL entered into a further amendment with EDC to permit continued access by NNL to the EDC Support Facility up to October 30, 2009 for up to an aggregate maximum of $30 million of support.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ GRACE K. MCDONALD
Grace K. McDonald Assistant Secretary

Dated: January 19, 2010